Exhibit 10.3

FOURTH AMENDMENT TO THE

NAVISTAR, INC.

SUPPLEMENTAL RETIREMENT ACCUMULATION PLAN

WHEREAS, Navistar, Inc. (the “Company”) maintains the Navistar, Inc. Supplemental Retirement Accumulation Plan, as amended through July 31, 2008, and as subsequently amended through the Third Amendment thereto (the “Plan”);

WHEREAS, the Company desires to expand the category of executives who will be eligible to participate in the Plan on and after January 1, 2014; and

WHEREAS, the Company has reserved the right to amend the Plan pursuant to Section 5.1 therein;

NOW THEREFORE, by virtue and in exercise of the power to amend reserved to the Company, the Plan is hereby amended, effective January 1, 2014, (or as otherwise indicated) as follows:

1.	Section 1.12 of the Plan is amended by adding the following paragraph at the end thereof:

“Notwithstanding the exception in the first sentence in the preceding paragraph, effective January 1, 2014, “Eligible Employees” shall include “January 1, 2014 MRO Participants” (as defined in Section 1.16A of the Plan).”

2.	Section 1.16 of the Plan is amended by adding the following to the end thereof:

“For the avoidance of doubt, “January 1, 2014 MRO Participants” (as defined in Section 1.16A) are not “Former MRO Participants.”

3.	Article 1 of the Plan is amended by adding a new Section 1.16A following Section 1.16 thereof, as follows:

“1.16A January 1, 2014 MRO Participant shall mean the Chief Executive Officer of the Company or the Parent or such other management employee of the Company or a Participating Company who is employed in Organization Level 7 or above (or equivalent, as determined by the Administrator) who, immediately prior to January 1, 2014, was eligible to accrue benefits under the MRO (determined without regard to whether such individual is eligible to actually retire under the MRO and receive benefits thereunder at any time on or after January 1, 2014). (Of necessity, in accordance with the provisions of the MRO, such January 1, 2014 MRO Participant will have a date of birth that is on or prior to January 1, 1960.)”

4.	The Plan is amended by adding a special supplement, Supplement B, to the Plan as follows:

“SUPPLEMENT B

Special Transition Provisions for January 1, 2014 MRO Participants

Article I-Purpose and Background

1.1 Purpose, Use of Terms. The purpose of this Supplement B is to set forth the special transition provisions that apply to certain January 1, 2014 MRO Participants (as defined in Section 1.16A of the Plan). Of necessity, in accordance with the provisions of the MRO, any January 1, 2014 MRO Participant will have a date of birth that is on or prior to January 1, 1960. The purpose of this Supplement B is to set forth the special transition provisions that apply with regard to any such Participant whose date of birth is subsequent to January 1, 1959; such special transition provisions shall apply from the Effective Date of this Supplement until such time as any such Participant attains age fifty-five (55) (which, by necessity, shall occur on or prior to January 1, 2015). Except where the context indicates to the contrary, terms used and defined in the Plan shall have the same respective meanings for purposes of this Supplement B. Notwithstanding the foregoing, however, for purposes of this Supplement B, the terms or expressions “January 1, 2014 MRO Participant,” “MRO Participant” and “Participant in the MRO” (or words to that effect) shall mean an individual eligible to participate in the MRO pursuant to Section 2 of the MRO, without regard to whether such individual has reached his or her Actual Retirement Date. Participants covered by this Supplement B will hereinafter be referred to as “Supplement B Participants”

1.2 Effective Date and Duration of this Supplement. This Supplement B shall be effective January 1, 2014.

1.3 Definition of “Retirement”. For purposes of Section 1.25 of the Plan, the term “Retirement” shall include the date on which the following event occurs: attainment of age 55, in the case of a Supplement B Participant, upon an involuntary Termination of Employment (for reasons other than Cause) occurring on or after January 1, 2014, unrelated to a Change in Control.

1.4 Vesting of Accounts. For purposes of Section 3.2 of the Plan, all amounts credited to a Participant’s Account shall be vested and nonforfeitable, in the case of any Supplement B Participant, upon an involuntary Termination of Employment (for reasons other than Cause) occurring on or after January 1, 2014, (if not already so vested and nonforfeitable at the time of such event under the standard provisions of Section 3.2 of the Plan, that is, without regard to this Supplement B).

1.5 Termination and Forfeiture. For purposes of Section 4.2 of the Plan, in the case of any Supplement B Participant, in the event of an involuntary Termination of Employment (for reasons other than Cause) occurring on or after January 1, 2014, the Participant’s Account shall not be forfeited in accordance with Section 3.2, and benefits, if any, otherwise owed under the Plan to the Participant or, following the Participant’s death, his or her Beneficiaries, shall be payable.

1.6 Death Benefit. The provisions of Section 4.3 of the Plan shall also apply with respect to a Supplement B Participant who dies on or after an involuntarily Termination of

Employment (for reasons other than Cause) occurring on or after January 1, 2014, unrelated to a Change in Control, but prior to the date on which all amounts then credited to his or her Account have been fully distributed in accordance with the terms of the Plan.

1.7 Amendment and Termination of the Plan. For purposes of Section 5.1 of the Plan in the event of the amendment or termination of the Plan, unless and to the extent otherwise required by applicable law, no such amendment or termination may reduce the Account balance immediately preceding the date on which it is adopted or becomes effective, whichever is later, with respect to any Supplement B Participant. If the Company terminates the Plan, in part or its entirety, notwithstanding any other provision of the Plan to the contrary, additional Years of Service or age for such Supplement B Participant shall be credited under the Plan for the purpose of determining such affected Supplement B Participant’s eligibility for Retirement with respect to the period after the effective date of such Plan termination.

1.8 Payment on Death. For purposes of Section 2.4 of Supplement A of the Plan, the description in paragraph (1) of subsection (a) of said Section 2.4 shall be expanded to include the following:

“or a January 1, 2014 MRO Participant who dies prior to Retirement on or after an involuntarily Termination of Employment (for reasons other than Cause) occurring on or after January 1, 2014, unrelated to a Change in Control,”

1.9 Conflicts between the Plan and this Supplement. This Supplement B together with the Plan comprises the Plan with respect to the employees and amounts covered under this Supplement. In the event of any inconsistencies between the provisions of the Plan and the provisions of this Supplement B, the terms and provisions of this Supplement B shall supersede the other provisions of the Plan to the extent necessary to eliminate such inconsistencies.”